UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 5, 2016 (March 31, 2016)

CHAPARRAL ENERGY, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (405) 478-8770

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Note Forbearance Agreements

In connection with the nonpayment by Chaparral Energy, Inc. (the “Company”) of interest on certain of its senior notes as described under Item 8.01 below, on April 4, 2015 the Company and certain holders of each of the Company’s 8.25% Senior Notes due 2021 (the “8.25% Senior Notes”) , the Company’s 9.875% Senior Notes due 2020 (the “9.875% Senior Notes”) and the Company’s 7.625% Senior Notes due 2022 (the “9.875% Senior Notes”) entered into forbearance agreements (the “Note Forbearance Agreements”) pursuant to which the noteholders agreed to forbear until the Note Forbearance Termination Date (as defined below) from the exercise of any and all rights and remedies in connection with the applicable notes indenture and applicable law on account of: (i) a default or event of default resulting from the Company’s non-payment of interest when due under the 8.25% Senior Notes indenture, (ii) a default or event of default under the 9.875% Senior Notes indenture or the 7.625% Senior Notes indenture resulting from the payment default described in clause (i) or (iii) any default or event of default arising from a default for which forbearance has been obtained in another Note Forbearance Agreement or an RBL Forbearance Agreement (as defined below).

Under each Note Forbearance Agreement, the participating noteholders agreed to forbear from exercising remedies under until the earliest of: (a) April 15, 2016, (b) the occurrence of a different event of default under an indenture, (c) a material breach by the Company or any subsidiary guarantor of the terms of that Note Forbearance Agreement, (d) the expiration or termination of the forbearance period in another Note Forbearance Agreement or an RBL Forbearance Agreement, (e) the breach of a representation or warranty in that Forbearance Agreement by the Company or any subsidiary guarantor and (f) the exercise by any stockholder under the Company’s Amended and Restated Stockholders’ Agreement, dated as of April 12, 2010 of the right to compel the company to initiate or consummate a sale of all or substantially all of the equity interests in the Issuer. (the earliest such date, the “Note Forbearance Termination Date”).

RBL Forbearance Agreements

Also on April 4, 2015 the Company entered into forbearance agreements (the “RBL Forbearance Agreements”) with (a) the Administrative Agent (as defined below) and a majority of the lenders under the Eighth Restated Credit Agreement, dated as of April 12, 2010, the Company., Chaparral Energy, L.L.C., Chaparral Resources, L.L.C., Chaparral CO2, L.L.C., CEI Acquisition, L.L.C., CEI Pipeline, L.L.C., Chaparral Real Estate, L.L.C., Green Country Supply, Inc., Chaparral Exploration, L.L.C., Roadrunner Drilling L.L.C. (collectively, the “Borrowers” and each individually a “Borrower”), each of the lenders from time to time party thereto, JPMorgan Chase Bank, N.A. as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”) and each of the other agents and parties from time to time party thereto (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), and (b) certain swap counterparties (each a “Swap Counterparty”) that may have the right to suspend payments under their swap agreements with the Company.  Pursuant to the RBL Forbearance Agreements, the Administrative Agent and the majority lenders have agreed to forbear until the RBL Forbearance Termination Date (as defined below) from the exercise of any and all rights and remedies otherwise available under the Credit Agreement, related loan documents and applicable law on account of (i) a default or event of default resulting from the Company’s non-payment of the default portion of any applicable interest payment, (ii) an event of default as a result of being parties to swap agreements in respect of commodities that exceed 100% of the reasonably anticipated projected production from proved reserves, (iii) an event of default resulting from the failure to provide annual financial statements for the fiscal year ended December 31, 2015 without a “going concern” or like qualification or exception, (iv) specified defaults or event of defaults resulting from the non-payment of interest on the 8.25% Senior Notes or 9.875% Senior Notes when due, (v) a default or event of default resulting from failure to provide notices required by the Credit Agreement with respect to other defaults or (vi) a default or event of default under the Credit Agreement resulting from a default under any indenture with respect to which a majority in principal amount of forbearing noteholders have granted forbearance.

Each Swap Counterparty that has signed the RBL Forbearance Agreement has agreed to forbear until the RBL Forbearance Termination Date from the exercise of any and all rights and remedies otherwise available under the applicable swap agreements and applicable law on account of the defaults specified in the paragraph above.

Under the RBL Forbearance Agreements, the Administrative Agent, majority lenders and Swap Counterparties have agreed to forbear from exercising remedies under until the earliest of: (a) April 15, 2016, (b) the occurrence of a different event of default under the Credit Agreement, (c) a material breach by the Company or another “Credit Party” (as defined in the Credit Agreement) of the terms of that RBL Forbearance Agreement, (d) the expiration or termination of the forbearance period in a Note Forbearance Agreement, (e) any principal amount of “Material Indebtedness” (as defined in the Credit Agreement) becomes due prior to its scheduled maturity and (f) the breach of a representation or warranty in that RBL Forbearance Agreement by any Credit Party (the earliest such date, the “RBL Forbearance Termination Date”).

The foregoing description of the Note Forbearance Agreements and the RBL Forbearance Agreements is a summary only and is qualified in its entirety by reference to the complete text of those agreements, copies of which will be filed with the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2016 and incorporated herein by reference.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously announced, on March 1, 2016, the Company elected not to make the interest payment on the 8.25% Senior Notes. Under the indenture governing the 8.25% Senior Notes, the failure to make the interest payment was subject to a 30-day grace period before constituting an event of default.  The Company did not make the interest payment on the 8.25% Senior Notes within that 30-day grace period.  As a result, an event of default occurred on April 1, 2016 and is continuing under the indenture governing the 8.25% Senior Notes, of which $384 million principal amount was outstanding on that date.

While the event of default is continuing under the indenture governing the 8.25% Senior Notes, the trustee or holders of at least 25% in principal amount of the outstanding Senior Notes may declare the principal and any interest immediately due and payable.  The Company’s failure to make such interest payment within the 30-day grace period resulted in a cross default under the Company’s credit agreement with its senior revolving lenders (the “RBL Credit Agreement”), which provides that any default on material indebtedness becomes an Event of Default under the RBL Credit Agreement if such default results in the acceleration of such material indebtedness or permits such acceleration with or without the giving of notice, the lapse of time or both. As of April 1, 2016, $548 million was drawn under the RBL Credit Agreement.

Item 8.01. Other Events.

The Company did not make an interest payment of $14.8 million, due April 1, 2016, on the 9.875% Senior Notes, of which $298 million principal amount was outstanding on that date.  If the interest payment is not made within 30 days of its due date, such failure would result in an event of default under the indenture relating to the 9.875% Senior Notes, and the trustee or holders of at least 25% in principal amount of the outstanding 9.875% Senior Notes may declare the principal and any interest immediately due and payable. The Company’s election to defer the interest payment on the 9.875% Senior Notes may also result in a cross default under RBL Credit Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 5, 2016

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President